                                                                  Exhibit 12 (b)

                           J. C. Penney Company, Inc.
                          and Consolidated Subsidiaries

           Computation of Ratios of Available Income to Fixed Charges





                                                           52 Weeks       53 Weeks                  52 Weeks Ended
                                                            Ended          Ended      --------------------------------------------
($ Millions)                                               01/30/99       01/31/98       01/25/97       01/27/96        01/28/95
                                                        -------------  -------------  -------------  --------------  -------------
Income from continuing operations                            $   951        $   922        $   899         $ 1,333        $ 1,696
      (before income taxes and
      capitalized interest)

Fixed charges

Interest (including capitalized interest) on:

      Operating leases                                           225            180            110             102             95
      Short term debt                                            106            121            102             129             92
      Long term debt                                             557            527            312             254            225
      Capital leases                                               4              7              6               6              7
      Other, net                                                   1             (5)            14               1             (1)
                                                        -------------  -------------  -------------  --------------  -------------
Total fixed charges                                              893            830            544             492            418
                                                        -------------  -------------  -------------  --------------  -------------
Total available income                                       $ 1,844        $ 1,752        $ 1,443         $ 1,825        $ 2,114
                                                        =============  =============  =============  ==============  =============

Ratio of available income to combined
      fixed charges and preferred stock
      dividend requirement                                       2.1            2.1            2.7             3.7            5.1
                                                        =============  =============  =============  ==============  =============

The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above. The LESOP notes were repaid in July 1998.